EXHIBIT 23.2

Deloitte & Touche LLP 1 Place Ville Marie Suite 3000 Montreal QC H3B 4T9 Canada Tel: 514-393-5451 Fax: 514-390-4113 www.deloitte.ca

CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated November 8, 2009 relating to the 2009 and 2008 consolidated financial statements (before retrospective adjustments to the financial statements) of CGI Group Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph referring to not being engaged to audit the retrospective adjustments) appearing in the Annual Report on Form 40-F of CGI Group Inc. for the year ended September 30, 2010.

/s/ Deloitte & Touche LLP

September 26, 2011

1 Chartered accountant auditor permit No. 17046